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                           BUTLER INTERNATIONAL, INC.
                        1992 INCENTIVE STOCK OPTION PLAN
                    (AS PROPOSED TO BE AMENDED MAY 23, 1995)

     The purpose of the Butler International, Inc. 1992 Incentive Stock Option Plan (the "Plan") is to advance the interests of Butler International, Inc. (hereinafter called the "Company") and its stockholders by strengthening the Company's ability to attract and retain employees of experience and ability and to furnish additional incentives to those employees upon whose judgment, initiative, and efforts the successful conduct and development of the business of the Company largely depends. This Plan is intended to be an incentive stock option plan within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted in accordance with the terms hereof and as provided in Section 422A of the Code are to be incentive stock options. Options granted and not so qualifying under the Code are called non-qualified stock options. The Plan will be effective as of January 1, 1993. Options granted and not so qualifying under the Code are called non-qualified stock options. The Plan will be effective as of January 1, 1993.

     1.  Administration and Amendment of the Plan.  The Plan shall be
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administered by the Executive Compensation Committee (the "Committee") which shall consist of at least two members of the Board of Directors who are not employees of the Company and who are appointed to the Committee from time to time by the Board of Directors. If any member of the Committee becomes an employee of the Company, his membership on the Committee shall automatically terminate. A majority of the Committee shall constitute a quorum and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed to be valid acts of the Committee. No member of the Committee shall be eligible to receive an option under the Plan.

     The Company shall effect the grant of options to such employees and in such amounts as the Committee directs. The Committee, from time to time, may adopt rules and regulations for carrying out the Plan. The determination or the interpretations and constructions of any provision of the Plan by the Committee, shall be final and conclusive unless otherwise determined by the Board. The determinations or the interpretations and constructions of any provision of the Plan by the Board, shall be final and conclusive. The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shaers of Stock (as denied below) at the time not subject to outstanding options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the holders of a majority of the Stock of the Company, no such revision or amendment shall change the number of shares of Stock subject to the Plan (except as may occur as a result of an occurrence described in Section (6), change the designation of the class of employees eligible to receive options, remove the administration of the Plan from the Committee, or render any member of the Committee eligible to receive an option under the Plan while serving thereon.

     2.  Shares of Stock Subject to the Plan.  A total of 800,000 shares of the
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authorized common stock of the Company, par value $0.001 per share ("Stock"),
(after taking account of the 1 for 6 reverse stock split effective June 29, 1992) shall be reserved for issuance under the Plan, the Butler International, Inc. 1992 Stock Option Plan and the Butler International, Inc. 1992 Stock Bonus Plan. Such shares subject under the Plan to an option which, for any reason, expires or is terminated unexercised may again be subject to an option under the Plan.

     3.  Eligibility.  Options may be granted only to those individuals who in
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the discretion of the Committee have made significant contributions to the
Company or any subsidiary thereof, including officers and directors who are full or part-time employees of the Company, but excluding directors that are not employees of the Company. The Plan does not and will not confer upon any right to employment with the Company, nor will the Plan have any effect upon his right, or upon the right of the Company, to terminate the association at any time.

     4.  Price.  The exercise price shall be not less than the fair market value
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of the Stock on the day the option is granted; provided however that if the employee to whom the option is granted, on the date of grant, possesses more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company, then the exercise price shall be at least 110 percent of the fair market value of the shares of Stock subject to the option on the day the option is granted. In the event that the Company's Stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") then the fair market value of the Stock will be the average between the closing bid and asked price as reported by NASDAQ or such other similar and/or replacement quotation system on the day the option is granted.
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     5.  Other Terms and Conditions.  Each option granted shall be evidenced by
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a stock option agreement which shall be executed by the Company and by the employee to whom such option is granted (the "optionee") and shall contain, or be subject to, the following terms and conditions:

          (a) The option, by its terms, shall not be exercisable after the period of time established by the Committee provided that no option granted shall be exercisable after the expiration of ten years from the date of grant; provided further that no option granted to an employee who, on the date of grant, possesses more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company shall be exercisable after the expiration of five years from the date of grant. Except as otherwise specifically provided herein, no option granted hereunder shall be exercisable until six months after the grant thereof.

          (b) The option can be exercised only if the optionee has been continuously employed by the Company since the date of its grant. Absence on leave approved by the Company shall not be considered an interruption of employment. If an optionee shall cease to be employed by the Company for any reason other than death, retirement or disability (within the meaning of Section 105 (d)(4) of the Code), he or she may, but only within three months of such cessation (but in no event more than ten years from the date of grant), exercise his or her options to the extent that he or she was entitled to exercise it as of the date of the cessation. The Plan does not and will not confer upon any optionee any right with respect to continuance of employment by the Company, nor will it interfere in any way with his or her right, or the Company's right, to terminate his or her employment at any time. In the event of the disability or retirement of an optionee while in the employ of the Compamy, the option shall be exercisable only within two weeks of the date of the optionee's disability or retirement (but in no event more than ten years from the date of grant) and shall be exercisable only to the extent that the optionee was entitled to exercise the option at the date of his or her disability or retirement. Upon the death of any optionee, while in active employment or within the two week period referred to above, the person or persons to whom such optionee's rights under the option are transferred by will or the laws of descent and distribution may within three months (but in no event more than ten years from the date of grant), of the date of such optionee's death, purchase all of any part of the shares with respect to which the optionee was entitled to exercise at the date of his or her death. If an optionee is terminated without cause, his options may, but only at the express discretion of the Board, continue to be exercised throughout their term, as defined in this Section.

          (c) The option shall be valid only if granted prior to January 1, 2003.

          (d) Exercise of any options granted hereunder shall be further subject to compliance with all state and federal laws relating to the offer and sale of securities. In the event shares of Stock subject to such options are not covered by a registration statement, such options may be exercised only upon the optionee making certain representations in writing to the Company at the time of such exercise to the effect that the optionee intends to acquire such shares for investment and not for distribution or resale and such other representations relating to the optionee's intent as in the opinion of counsel to the Company may be necessary to quailfy the offer and sales of such shares for such exemptions if any, from the registration requirements of state and federal securities laws as may be deemed to be available.

          (e) The option price shall be paid in cash, by check, or, with the consent of the consent of the Committee, by a non-interest bearing promissory note up to the limmit permitted under the Federal Reserve Board regulations, of term no greater than seven years, payable to the Company, which shall be secured by a pledge of the shares to be acquired upon exercise of the option. In addition, payment for shares purchased under an option may, with the consent of the Committee, be made, in whole or in part, by tendering shares of the Company's common stock, valued at fair market value, in lieu of cash.

          (f) The option shall be nontransferable except by will or by the laws of descent and distribution, and during the lifetime of the optionee the option shall be exercisable only by the optionee. No optionee or person who acquired the right to exercise such option by will or by the laws of descent and distribution, as the case may be, will be deemed to be a holder of any shares subject to an option unless and until certificates for such shares are issued to him or her or such person.

          (g) The aggregate value of stock options which may become initially exercisable in any calendar year shall not exceed $100,000. If the options initially exercisable in any calendar year do exceed $100,000, the excess over $100,000 shall be treated as non-qualified stock options.
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          (h)  If provided for in the Incentive Stock Option Agreement, Optionee
     may, at any time while this Plan remains in effect, pursuant to paragraphs
     (1) through (3) below, sell any Stock acquired pursuant to the Plan back to the Company.

               (1) In order to sell Stock back to the Company, Optionee must give written notice to the Company which states the number of shares he wishes to sell to the Company.

               (2) Within 30 calendar days after the Company's receipt of the notice described in paragraph (1), the Company will purchase all of the shares covered by Optionee's notice. Optionee may, by written notice, at any time, either withdraw his request to have his shares purchased or have the Company delay purchases of his shares pursuant to any purchase schedule Optionee may request.

               (3) All purchases under this Section will be made at the fair market value of the Stock on the date such shares are tendered.

     6.  Dilution or other adjustments.  In the discretion of the Board of
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Directors, the 800,000 shares of Stock reserved hereunder and under the Butler
International, Inc. 1992 Stock Option Plan and the Butler International, Inc. 1992 Stock Bonus Plan, and the number of shares subject to, and the exercise price of, any options granted and outstanding hereunder shall be adjusted to take into account any future stock dividends, stock splits, stock exchanges, mergers, consolidations, reorganizations, recapitalizations, or other changes in the corporate structure affecting the Company's Stock.